Press Release

For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-520-8002

Benjamin Franklin Bancorp Shareholders Approve Merger with Independent Bank Corp.

FRANKLIN, MASSACHUSETTS (February 12, 2009): Benjamin Franklin Bancorp, Inc. (“Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank, announced today that at a Special Meeting of Shareholders held on February 11, 2009, Benjamin Franklin shareholders voted to approve the Agreement and Plan of Merger providing for the acquisition of Benjamin Franklin by Independent Bank Corp. The number of shares of Benjamin Franklin common stock voting to approve the merger agreement represented approximately 95.0% of the shares voted and 72.0% of the total number of outstanding shares. The transaction is subject to the approval of Independent Bank Corp. shareholders, regulatory approval and other standard conditions.

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties, and actual results may differ materially from these statements. Such statements include, but are not limited to, the satisfaction of closing conditions to the transaction, including the receipt of regulatory approvals. Benjamin Franklin Bancorp wishes to caution readers not to place undue reliance on any forward-looking statements. Benjamin Franklin Bancorp disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events, or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement.